Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Vignette Corporation 1999 Equity Incentive Plan, the Vignette Corporation Employee Stock Purchase Plan, and the written compensation agreements for Jeanne K. Urich and Jon O. Niess, respectively, of our report dated January 21, 2002, with respect to the consolidated financial statements of Vignette Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Ernst & Young LLP
Austin, Texas
October 14, 2002